Exhibit 1



                            ARTICLES OF AMENDMENT TO
                              E-HOBBY NETWORK, INC.

         THE UNDERSIGNED, being the sole director and president of e-Hobby Network, Inc., does hereby amend its Articles of Incorporation as follows:

                                   ARTICLE IV
                                     SHARES

         4.1. The capital stock of this corporation shall consist of 100,000,000 shares of common stock, no par value and 100,000,000 shares of preferred stock, no par value.

         4.2. Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

         4.3. Other Powers of the Board of Directors With Respect to Shares.

                  (a) The board of directors may effectuate dividends payable in shares by issuance of shares of any class or series to holders of shares of any other class or series.

                  (b) The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

         I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on March 10, 2000 and that the number of votes cast was sufficient for approval.

                                 DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

         1. Creation of Series A Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 75,000,000 shares and designated as the Series A Convertible Preferred Stock, no par value, having the voting powers, preferences, relative, participating, limitations, qualifications optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

         2. Dividend Provisions. In the event a dividend is declared with respect to the Company's Common Stock prior to Conversion of the Series A Convertible Preferred Stock, upon such conversion, such dividend shall be paid with respect to the Shares of Common Stock into which the Series A Convertible Preferred Stock were converted. Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Convertible Preferred Stock with respect to dividends.

         3. Conversion Provisions. The Series A Convertible Preferred Stock shall be convertible into the Company's common stock at such rates and multiples as designated by the Company's Board of Directors.

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         I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on March 10, 2003 and that the number of votes cast was sufficient for approval.

         IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation this on March 10, 2003.




/s/ Susan Parker
-------------------
Susan Parker, President and Sole Director



         The foregoing instrument was acknowledged before me on March 10, 2003, by Susan Parker, who is personally known to me.


                                                     /s/ Notary Public
                                                     ----------------------
                                                     Notary Public
My commission expires:



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